As filed with the Securities and Exchange Commission on October 2, 2020

Registration No. 333-227294

Registration No. 333-211883

Registration No. 333-196759

Registration No. 333-183311

Registration No. 333-175103

Registration No. 333-165363

Registration No. 333-137173

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-227294

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-211883

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-196759

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-183311

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-175103

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-165363

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-137173

Under

The Securities Act of 1933

INNERWORKINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-5997364
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

203 North LaSalle Street, Suite 1800 Chicago, Illinois 60601	60601
(Address of Principal Executive Offices)	(Zip Code)

INNERWORKINGS, INC. 2006 Stock Incentive Plan

(Full title of the plans)

Michael Perez

Chief Executive Officer, Americas

520 Lake Cook Road Site 680

Deerfield, IL 60015

+44 208 770 7300

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) are being filed by InnerWorkings, Inc. (the “Registrant”), to deregister all shares of the Registrant’s common stock, par value $0.0001 per share (the “Common Stock”), unsold under the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by the Registrant with the Securities and Exchange Commission:

•	Registration Statement on Form S-8 (File No. 333-227294), filed on September 12, 2018, registering 1,035,000 shares of Common Stock under the InnerWorkings, Inc. 2006 Stock Incentive Plan;

•	Registration Statement on Form S-8 (File No. 333-211883), filed on June 6, 2016, registering 2,900,000 shares of Common Stock under the InnerWorkings, Inc. 2006 Stock Incentive Plan;

•	Registration Statement on Form S-8 (File No. 333-196759), filed on June 13, 2014, registering 2,200,000 shares of Common Stock under the InnerWorkings, Inc. 2006 Stock Incentive Plan;

•	Registration Statement on Form S-8 (File No. 333-183311), filed on August 14, 2012, registering 900,000 shares of Common Stock under the InnerWorkings, Inc. 2006 Stock Incentive Plan;

•	Registration Statement on Form S-8 (File No. 333-175103), filed on June 23, 2011, registering 1,500,000 shares of Common Stock under the InnerWorkings, Inc. 2006 Stock Incentive Plan;

•	Registration Statement on Form S-8 (File No. 333-165363), filed on March 9, 2010, registering 2,250,000 shares of Common Stock under the InnerWorkings, Inc. 2006 Stock Incentive Plan; and

•	Registration Statement on Form S-8 (File No. 333-137173), filed on September 7, 2006, registering 6,315,667 shares of Common Stock under the InnerWorkings, Inc. 2006 Stock Incentive Plan.

Pursuant to the Agreement and Plan of Merger, dated as of July 15, 2020 (the “Merger Agreement”), by and among HH Global Group Limited, a company registered in England and Wales (“Parent”), HH Global Finance Limited, a company registered in England and Wales, Project Idaho Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”) and the Registrant, on October 1, 2020, Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a wholly owned subsidiary of Parent.

As a result of the Merger and transactions related thereto, the Registrant, has terminated any and all offerings of the Registrant’s securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, the Registrant hereby removes from registration any and all securities registered but which remain unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on October 2, 2020.

INNERWORKINGS, INC.

By:	/s/ Michael Perez
Name:	Michael Perez
Title:	Chief Executive Officer and President

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.